Exhibit 99.1

Tesoro Corporation Reports 2015 First Quarter Results

•	First Quarter net earnings of $145 million, or $1.15 per diluted share

•	Excluding special items, adjusted earnings were $124 million, or $0.98 per diluted share

•	TLLP reported adjusted EBITDA of $168 million with strong contributions from the Rockies natural gas business

•	Tesoro expects to achieve its 2015 plan to deliver $550 million to $670 million of business improvements

SAN ANTONIO - May 7, 2015 - Tesoro Corporation (NYSE:TSO) today reported first quarter 2015 net earnings of $145 million, or $1.15 per diluted share compared to net earnings of $78 million, or $0.58 per diluted share for the first quarter of 2014. Adjusted Earnings for the first quarter, excluding a net benefit from special items of $21 million after tax, were $124 million or $0.98 per diluted share. Adjusted EBITDA for the first quarter, excluding special items, was $489 million compared to $362 million last year.

“We managed through a challenging first quarter which resulted from the labor disruption at our three West Coast refineries and planned maintenance at three refineries, including extended downtime at the Martinez refinery.” said Greg Goff, Chairman and CEO. “With the current strong margin environment and our goal of delivering $550 million to $670 million of business improvements, we expect to deliver significant growth in EBITDA in 2015.”

	Three Months Ended March 31,
($ in millions, except per share data)	2015	2014
Operating Income
Refining	$190	$185
TLLP	108	60
Retail	126	19
Total Segment Operating Income	$424	$264
Net Earnings From Continuing Operations Attributable to Tesoro	$145	$79

Diluted EPS - Continuing Operations	$1.15	$0.59
Diluted EPS - Discontinued Operations	—	(0.01)
Total Diluted EPS	$1.15	$0.58
Adjusted Diluted EPS - Continuing Operations	$0.98	$0.72

For the first quarter 2015, the Company recorded segment operating income of $424 million compared to segment operating income of $264 million in the first quarter of 2014. The increase was primarily driven by continued growth in the logistics business and strong retail margins.

The refining segment’s operating income was $190 million for the quarter, compared to $185 million in the first quarter of 2014. The results for the quarter were impacted due to labor disruptions at the Anacortes, Washington and Los Angeles and Martinez, California refineries. Additionally, planned maintenance was performed at the Martinez, Anacortes and Salt Lake City, Utah refineries. The California region was the most significantly impacted by the work stoppage. The Martinez refinery was idled during February and March and production was impacted at the Los Angeles refinery.

Total refinery throughput for the quarter was 696 thousand barrels per day, or 82% utilization as a result of idling the Martinez refinery. Direct manufacturing costs in the first quarter of 2015 increased $0.68/bbl over last year to $6.33/bbl. The increase was a result of lower throughput and other impacts caused by the work stoppages which was partially offset by lower energy prices.

The Tesoro Index was $16.71/bbl for the first quarter of 2015 with a realized gross refining margin of $11.77/bbl or 70% of the Tesoro Index, compared to a realized gross refining margin of $10.80/bbl or 122% of the Tesoro Index last year. The lower capture rates are primarily attributable to the combination of higher system throughput during January when margins were low, the impact of the labor disruption, and inventory builds associated with the turnarounds. The Company expects to realize a positive sequential impact to system capture rates in the second quarter with the completion of planned maintenance at the Anacortes and Salt Lake City refineries.

The logistics segment’s operating income was $108 million in the first quarter of 2015 compared to $60 million in the first quarter of 2014. The strong improvement in operating income was driven by the High Plains Pipeline expansion and reversal project, the first full quarter contribution from the Rockies natural gas business acquired in December 2014, and contributions from West Coast Logistics Assets acquisition.

The retail segment’s operating income was $126 million, up from $19 million in the first quarter of last year. Same store fuel sales were higher by approximately 2.5% versus the first quarter of last year. Strong consumer demand and favorable market conditions resulted in significantly improved margins.

Corporate and unallocated costs for the first quarter 2015 were $84 million, including $4 million of corporate depreciation. This was higher than the Company’s guidance primarily due to variable stock-based compensation of $28 million.

Capital Spending and Liquidity
Capital spending for the first quarter 2015 was $194 million for Tesoro Corporation and $66 million for TLLP. The Company estimates full year 2015 capital spending, excluding TLLP, of $600 million. TLLP capital spending is estimated to be approximately $450 million. Turnaround expenditures for the first quarter were $77 million. The Company expects full year 2015 turnaround expenditures of $286 million and deferred retail branding costs of $65 million.

The Company ended the first quarter of 2015 with approximately $0.5 billion in cash. The idling of operations at Martinez, which resulted in higher crude inventory, along with the higher planned inventory ahead of the Anacortes and Salt Lake City refinery turnarounds, resulted in a use of working capital during the first quarter of 2015. The Company expects these working capital impacts will reverse in the second quarter, as Martinez has resumed full utilization and both major turnarounds complete early in the quarter.

There are currently no borrowings and $1.9 billion of availability under the the Company’s revolving credit facility. Excluding TLLP debt and equity, total debt was $1.6 billion or 26% of total capitalization at the end of the first quarter of 2015. On a consolidated basis total outstanding debt was $4.2 billion. TLLP ended the first quarter with $235 million in borrowings under its separate revolving credit facility.

Returning Cash to Shareholders
During the first quarter of 2015, Tesoro returned $73 million to shareholders through the regular quarterly dividend of $54 million and had modest share repurchases. The Company has $981 million remaining under the authorized $1.0 billion share repurchase program and plans to continue repurchasing shares in 2015.

Tesoro Corporation today also announced that the board of directors has declared a regular quarterly cash dividend of $0.425 per share payable on June 15, 2015, to all holders of record as of May 29, 2015.

Outlook
The Company expects to achieve its 2015 plan to deliver $550 million to $670 million of business improvements that was communicated at Tesoro’s Analyst and Investor Day in December of 2014. The Company announced on April 22, 2015 that it expects EBITDA of approximately $800 million for the second quarter and approximately $2.6 billion for full year 2015. Tesoro expects second quarter utilization of 90% to 95% and the Tesoro Index has averaged about $21/bbl.

Strategic Update
The integration of the Rockies natural gas business is proceeding well and delivered approximately $75 million of adjusted EBITDA, including $8 million of synergies in the first quarter. TLLP has identified several new opportunities to expand its gathering business and improve utilization of existing natural gas pipeline and processing assets.

In the second quarter, the Company completed the work for the second phase of the Salt Lake City Conversion Project. The project is designed to improve yields of gasoline and diesel, improve the flexibility of processing crude feedstocks and increase throughput capacity by 4 MBD.

In February, the Company announced two complementary projects to enhance clean product production at its Anacortes refinery. These projects include a $90 million naphtha isomerization project and a $300 million Clean Product Upgrade Project (West Coast Mixed Xylenes). These two projects are expected to generate attractive returns of 25% and 20%, respectively. Startup of the Clean Product Upgrade Project is expected in 2017 and startup of the naphtha isomerization project is expected in 2018, both dates subject to permitting.

The permitting process for the Vancouver Energy project, to construct a 360 thousand barrel per day crude oil rail-to-marine terminal, is continuing to progress with Washington State’s Energy Facility Site Evaluation Committee (“EFSEC”). EFSEC has begun the adjudicative phase and based on the schedule it laid out is expected to release the Draft Environmental Impact Statement in mid-2015. The Company expects that EFSEC will submit its recommendation to the governor of Washington once it completes the adjudicative phase.

Public Invited to Listen to Analyst and Investor Conference Call
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2015 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Twitter Communication
Tesoro Corporation is utilizing Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of broader investor and stakeholder communication strategy. The Twitter page can be found at http://twitter.com/TesoroCorp.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning delivering significant growth in EBITDA in 2015; expectations regarding realization of a positive sequential impact to system capture rates in the second quarter; expectations about capital spending, turnaround expenditures and deferred retail branding costs; expectations regarding the reversal of certain working capital impacts in the second quarter; plans to repurchase shares in 2015; estimates and expectations regarding our business improvement objectives for 2015; EBITDA estimates for the second quarter and full year 2015; expectations regarding utilization rates; benefits, including the increased throughput capacity, of the Salt Lake City Conversion Project; expected returns and startup dates for our naphtha isomerization project and clean product upgrade project; and timing of the permitting and approval process for the Vancouver Energy project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Non-GAAP Measures

Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses additional metrics that are known as “non-GAAP” financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses (“EBITDA”). We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings (loss) in a certain period. We provide complete reconciliation and discussion of items identified as special items with our presentation of adjusted EBITDA.

We present EBITDA and adjusted EBITDA because we believe some investors and analysts use EBITDA and adjusted EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA and adjusted EBITDA are also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA and adjusted EBITDA should not be considered as alternatives to U.S. GAAP net earnings or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and net cash from operating activities.

We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.

Items Impacting Comparability

TLLP acquired assets related to, and entities engaged in, natural gas gathering, transportation and processing in Wyoming, Colorado, Utah, and North Dakota (the “Rockies Natural Gas Business”) through its acquisition of QEP Field Services, LLC (“QEPFS”) from QEP Resources, Inc. on December 2, 2014. QEPFS holds an approximate 56% limited partner interest in QEP Midstream Partners, LP (“QEPM”) and 100% of QEPM’s general partner, QEP Midstream Partners GP, LLC, which itself holds a 2% general partner interest and all of the incentive distribution rights in QEPM. All intercompany transactions with TLLP and QEPM are eliminated upon consolidation.

The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The acquisitions from Tesoro were transfers between entities under common control. Accordingly, the financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the acquisitions from Tesoro prior to the effective date of each acquisition for all periods presented.

On September 25, 2013, we completed the sale of all of our interest in Tesoro Hawaii, LLC, which operated a 94 Mbpd Hawaii refinery, retail stations and associated logistics assets (the “Hawaii Business”). We have reflected its results of operations as discontinued operations in our consolidated statements of operations for all periods presented, and, unless otherwise noted, we have excluded the Hawaii Business from the financial and operational data presented in the tables and discussion that follow.

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues	$6,463	$9,933
Costs and Expenses:
Cost of sales (a)	5,340	8,948
Operating expenses	509	591
Selling, general and administrative expenses (b)	91	31
Depreciation and amortization expense	179	130
(Gain) loss on asset disposals and impairments (c)	4	(5)
Operating Income	340	238
Interest and financing costs, net (d)	(55)	(77)
Other expense, net (e)	(1)	(1)
Earnings Before Income Taxes	284	160
Income tax expense	96	56
Net Earnings From Continuing Operations	188	104
Loss from discontinued operations, net of tax	—	(1)
Net Earnings	188	103
Less: Net earnings from continuing operations attributable to noncontrolling interest	43	25
Net Earnings Attributable to Tesoro Corporation	$145	$78

Net Earnings (Loss) Attributable to Tesoro Corporation
Continuing operations	$145	$79
Discontinued operations	—	(1)
Total	$145	$78
Net Earnings (Loss) Per Share - Basic:
Continuing operations	$1.17	$0.60
Discontinued operations	—	(0.01)
Total	$1.17	$0.59
Weighted average common shares outstanding - Basic	125.2	131.3
Net Earnings (Loss) Per Share - Diluted:
Continuing operations	$1.15	$0.59
Discontinued operations	—	(0.01)
Total	$1.15	$0.58
Weighted average common shares outstanding - Diluted	126.9	133.8
________________________

(a)
Includes a benefit of $42 million ($25 million after tax) recognized during the three months ended March 31, 2015 resulting from a lower of cost or market inventory valuation adjustment recorded in the fourth quarter of 2014.

(b)
Includes stock-based compensation expense of $28 million and benefit of $18 million for the three months ended March 31, 2015 and 2014, respectively. The significant impact to stock-based compensation expense is primarily a result of changes in Tesoro’s stock price during the period as compared to the prior period.

(c)	Includes a gain of $5 million ($1 million to Tesoro, after-tax) for the three months ended March 31, 2014 resulting from TLLP’s sale of its Boise Terminal.

(d)
Includes charges totaling $31 million ($19 million after-tax) for premiums and unamortized debt issuance costs associated with the redemption of the 2019 Notes during the three months ended March 31, 2014.

(e)
Includes equity in loss of equity method investments of $1 million for Refining related to its investments in Watson Cogen Company and Vancouver Energy for each of the three months ended March 31, 2015 and 2014 and equity in earnings of equity method investments of $3 million for TLLP related to its investments in Three Rivers Gathering and Uinta Basin Field Services for the three months ended March 31, 2015.

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA
(Unaudited) (In millions)

	Three Months Ended March 31,
	2015	2014
Earnings Before Income Taxes
Refining (a) (f)	$190	$185
TLLP (c)	108	60
Retail (f)	126	19
Total Segment Operating Income	424	264
Corporate and unallocated costs (b)	(84)	(26)
Operating Income	340	238
Interest and financing costs, net (d)	(55)	(77)
Other expense, net	(1)	(1)
Earnings Before Income Taxes	$284	$160
Depreciation and Amortization Expense
Refining	$119	$101
TLLP	44	16
Retail	12	10
Corporate	4	3
Total Depreciation and Amortization Expense	$179	$130
Special Items, Before Taxes (g)
Refining	$(42)	$—
TLLP	13	(5)
Total Special Items	$(29)	$(5)
Adjusted EBITDA
Refining (e)	$266	$285
TLLP (e)	168	71
Retail	138	29
Corporate	(83)	(23)
Total Adjusted EBITDA	$489	$362
Capital Expenditures
Refining	$184	$68
TLLP	66	26
Retail	4	5
Corporate	6	4
Total Capital Expenditures	$260	$103
___________________

(f)
Our refining segment uses RINs to satisfy its obligations under the Renewable Fuels Standard, in addition to physically blending required biofuels. Effective April 1, 2013, we changed our intersegment pricing methodology and no longer reduced the amount retail pays for the biofuels by the market value of the RINs due to significantly volatility in the value of RINs. At the end of 2014, given the price of RINs has become more transparent in the price of biofuels, we determined our intersegment pricing methodology should include the market value of RINs as a reduction to the price our retail segment pays to our refining segment. We made this change effective January 1, 2015. We have not adjusted financial information presented for our refining and retail segments for the period ended March 31, 2014. Had we made this change effective January 1, 2014, operating income in our refining segment would have been reduced by $28 million with a corresponding increase to operating income in our retail segment.

(g)	The effects of special items on net earnings before income taxes by segment include:

	Three Months Ended March 31,
	2015	2014
Refining
Inventory valuation adjustment (a)	$(42)	$—
TLLP
Throughput deficiency receivable (h)	13	—
Gain on sale of Boise Terminal (c)	—	(5)

(h)
During the three months ended March 31, 2015, TLLP invoiced QEPFS customers for shortfall payments. TLLP did not recognize $13 million ($4 million to Tesoro, after tax) of revenue related to the billing period as it represented opening balance sheet assets for the acquisition of the Rockies Natural Gas Business; however TLLP is entitled to the cash receipt from such billings.

TESORO CORPORATION
OTHER SUMMARY FINANCIAL INFORMATION
(Unaudited) (Dollars in millions)

	March 31, 2015	December 31, 2014
Cash and cash equivalents (TLLP: $16 and $19, respectively)	$459	$1,000
Inventories (i)	2,532	2,439
Current maturities of debt	6	6
Long-term debt, net of unamortized issuance costs (TLLP: $2,520 and $2,544, respectively)	4,138	4,161
Total equity	7,078	6,976
Total net debt to capitalization ratio	37%	37%
Total net debt to capitalization ratio excluding TLLP debt (j)	26%	27%
Working capital (current assets less current liabilities)	1,576	1,608
Total market value of TLLP units held by Tesoro (k)	1,516	1,658

	Three Months Ended March 31,
	2015	2014
Cash distributions received from TLLP (l):
For common/subordinated units held	$19	$11
For general partner units held	16	5
_______________________

(i)	The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $318 million at March 31, 2015.

(j)
Excludes TLLP’s total net debt and capital leases of $2.5 billion at both March 31, 2015 and December 31, 2014, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC, and noncontrolling interest of $2.5 billion at both March 31, 2015 and December 31, 2014.

(k)
Represents market value of the 28,181,748 common units held by Tesoro at both March 31, 2015 and December 31, 2014. The market values were $53.80 and $58.85 per unit based on the closing unit price at March 31, 2015 and December 31, 2014, respectively.

(l)	Represents distributions received from TLLP during the three months ended March 31, 2015 and 2014 on common or subordinated units and general partner units held by Tesoro.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
REFINING SEGMENT	2015	2014
Total Refining Segment
Throughput (Mbpd)
Heavy crude (m)	96	170
Light crude	546	598
Other feedstocks	54	49
Total Throughput	696	817

Yield (Mbpd)
Gasoline and gasoline blendstocks	358	421
Diesel fuel	144	200
Jet fuel	119	128
Heavy fuel oils, residual products, internally produced fuel and other	117	124
Total Yield	738	873

Refined Product Sales (Mbpd) (n)
Gasoline and gasoline blendstocks	487	512
Diesel fuel	180	187
Jet fuel	158	152
Heavy fuel oils, residual products and other	74	77
Total Refined Product Sales	899	928

Segment Operating Income ($ millions)
Gross refining margin (o) (f)	$779	$795
Expenses
Manufacturing costs	397	416
Other operating expenses	67	92
Selling, general and administrative expenses	3	2
Depreciation and amortization expense	119	101
(Gain) loss on asset disposal and impairments	3	(1)
Segment Operating Income (f)	$190	$185

Gross Refining Margin ($/throughput barrel) (p) (q)	$11.77	$10.80
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (n)	$6.33	$5.65
Refined Product Sales Margin ($/barrel) (o) (p)
Average sales price	$74.13	$114.87
Average costs of sales	65.11	105.34
Refined Product Sales Margin	$9.02	$9.53

___________________________

(m)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(n)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(o)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in a decrease of $1 million and an increase of $2 million for the three months ended March 31, 2015 and 2014, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market and fees charged by TLLP for the transportation and terminalling of crude oil and refined products at prices which we believe are no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(p)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. We calculate refined product sales margin per barrel by dividing refined product sales margin by total refined product sales (in barrels). Refined product sales margin represents refined product sales less refined product cost of sales. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(q)
The gross refining margin per throughput barrel excludes the impact of the $42 million benefit recognized during the three months ended March 31, 2015 from a lower of cost or market inventory valuation adjustment recorded in the fourth quarter of 2014 in the computation of the rate at a consolidated or regional level.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
Refining By Region	2015	2014
California (Martinez and Los Angeles)
Throughput (Mbpd)
Heavy crude (m)	90	165
Light crude	295	327
Other feedstocks	37	29
Total Throughput	422	521

Yield (Mbpd)
Gasoline and gasoline blendstocks	223	277
Diesel fuel	83	134
Jet fuel	73	78
Heavy fuel oils, residual products, internally produced fuel and other	75	78
Total Yield	454	567

Gross Refining Margin ($ millions)	$436	$397
Gross Refining Margin ($/throughput barrel) (p) (q)	$10.67	$8.45
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (n)	$7.53	$6.48
Capital Expenditures ($ millions)	$55	$27

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd)
Heavy crude (m)	6	5
Light crude	139	148
Other feedstocks	13	15
Total Throughput	158	168

Yield (Mbpd)
Gasoline and gasoline blendstocks	69	74
Diesel fuel	26	32
Jet fuel	33	32
Heavy fuel oils, residual products, internally produced fuel and other	35	36
Total Yield	163	174

Gross Refining Margin ($ millions)	$172	$136
Gross Refining Margin ($/throughput barrel) (p) (q)	$11.52	$9.04
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (n)	$4.43	$4.27
Capital Expenditures ($ millions)	$26	$5

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	112	124
Other feedstocks	4	4
Total Throughput	116	128

Yield (Mbpd)
Gasoline and gasoline blendstocks	66	70
Diesel fuel	35	34
Jet fuel	13	18
Heavy fuel oils, residual products, internally produced fuel and other	7	10
Total Yield	121	132

Gross Refining Margin ($ millions)	$172	$260
Gross Refining Margin ($/throughput barrel) (p) (q)	$16.06	$22.56
Manufacturing Cost before Depreciation and Amortization Expense ($/throughput barrel) (n)	$4.56	$4.07
Capital Expenditures ($ millions)	$103	$36

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
TLLP SEGMENT	2015	2014
Gathering
Crude oil gathering pipeline throughput (Mbpd)	156	98
Average crude oil gathering pipeline revenue per barrel (r)	$1.95	$1.34
Crude oil gathering trucking volume (Mbpd)	46	45
Average crude oil gathering trucking revenue per barrel (r)	$3.23	$3.18
Gas gathering throughput (thousands of MMBtu/day)	1,020	—
Average gas gathering revenue per MMBtu (r)	$0.39	$—
Processing
NGL processing throughput (Mbpd)	7	—
Average keep-whole fee per barrel of NGL (r)	$31.84	$—
Fee-based processing throughput (thousands of MMBtu/day)	689	—
Average fee-based processing revenue per MMBtu (r)	$0.46	$—
Terminalling and Transportation
Terminalling throughput (Mbpd)	918	901
Average terminalling revenue per barrel (r)	$1.10	$0.93
Pipeline transportation throughput (Mbpd)	818	817
Average pipeline transportation revenue per barrel (r)	$0.39	$0.36
Segment Operating Income ($ millions)
Revenues
Gathering	$77	$25
Processing	67	—
Terminalling and transportation	119	102
Total Revenues (s)	263	127
Expenses
Operating expenses (t)	86	45
General and administrative expenses (u)	25	10
Depreciation and amortization expense	44	16
Gain on asset disposals and impairments	—	(4)
Segment Operating Income	$108	$60
___________________________

(r)
Management uses average revenue per barrel and average revenue per MMBtu to evaluate performance and compare profitability to other companies in the industry. We calculate average revenue per barrel as revenue divided by total throughput or keep-whole processing volumes. We calculate average revenue per MMBtu as revenue divided by gas gathering and fee-based processing volume. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(s)
TLLP segment revenues from services provided to our refining segment were $148 million and $111 million for the three months ended March 31, 2015 and 2014, respectively. These amounts are eliminated upon consolidation.

(t)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. These amounts totaled $17 million and $13 million for the three months ended March 31, 2015 and 2014, respectively. These amounts are net of imbalance gains and reimbursements primarily related to pressure testing and repairs and maintenance costs totaling $8 million and $7 million for the three months ended March 31, 2015 and 2014, respectively. These amounts are eliminated upon consolidation. Additionally, TLLP segment third-party operating expenses related to the transportation of crude oil and refined products are reclassified to cost of sales upon consolidation.

(u)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various operational and administrative contracts. These amounts totaled $17 million and $7 million for the three months ended March 31, 2015 and 2014, respectively. These amounts are eliminated upon consolidation.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended March 31,
RETAIL SEGMENT	2015	2014
Average Number of Stations (during the period)
Company/MSO-operated (v)	584	574
Branded jobber/dealer	1,677	1,696
Total Average Retail Stations	2,261	2,270

Fuel Sales (millions of gallons)
Company/MSO-operated (v)	269	260
Branded jobber/dealer	769	735
Total Fuel Sales	1,038	995

Fuel Margin ($/gallon) (w)	$0.19	$0.09

Segment Operating Income ($ millions)
Gross Margins
Fuel (w) (f)	$195	$85
Other non-fuel (x)	13	28
Total Gross Margins	208	113
Expenses
Operating expenses	68	81
Selling, general and administrative expenses	1	2
Depreciation and amortization expense	12	10
Loss on asset disposals and impairments	1	1
Segment Operating Income (f)	$126	$19
___________________________

(v)
During the fourth quarter 2014, we converted our company-operated retail locations to multi-site operators (“MSO”) retaining the transportation fuel sales. All employees and merchandise inventory were transferred to the MSOs.

(w)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon and different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

(x)	Includes merchandise gross margins for the three months ended March 31, 2014.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$188	$103
Loss from discontinued operations, net of tax	—	1
Depreciation and amortization expense	179	130
Income tax expense	96	56
Interest and financing costs, net	55	77
EBITDA (y)	$518	$367
Special items (g)	(29)	(5)
Adjusted EBITDA (y)	$489	$362

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA and Adjusted EBITDA
Net cash used in operating activities	$(148)	$(150)
Debt redemption charges	—	(31)
Deferred charges	83	60
Changes in current assets and current liabilities	470	343
Income tax expense	96	56
Stock-based compensation benefit (expense)	(28)	18
Interest and financing costs, net	55	77
Other	(10)	(6)
EBITDA (y)	$518	$367
Special items (g)	(29)	(5)
Adjusted EBITDA (y)	$489	$362
________________

(y)
We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interest, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income. We define Adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period.

	Three Months Ended March 31,
	2015	2014
Reconciliation of Refining Operating Income to Refining EBITDA and Adjusted EBITDA
Operating income	$190	$185
Depreciation and amortization expense	119	101
Other expense, net (e)	(1)	(1)
EBITDA (y)	$308	$285
Special items (g)	(42)	—
Adjusted EBITDA (y)	$266	$285

Reconciliation of TLLP Operating Income to TLLP EBITDA and Adjusted EBITDA
Operating income	$108	$60
Depreciation and amortization expense	44	16
Other income, net (e)	3	—
EBITDA (y)	$155	$76
Special items (g)	13	(5)
Adjusted EBITDA (y)	$168	$71

Reconciliation of Retail Operating Income to Retail EBITDA and Adjusted EBITDA
Operating income	$126	$19
Depreciation and amortization expense	12	10
EBITDA (y)	$138	$29
Special items (g)	—	—
Adjusted EBITDA (y)	$138	$29

Reconciliation of Corporate and Other Operating Loss to Corporate and Other EBITDA and Adjusted EBITDA
Operating loss	$(84)	$(26)
Depreciation and amortization expense	4	3
Other expense, net (e)	(3)	—
EBITDA (y)	$(83)	$(23)
Special items (g)	—	—
Adjusted EBITDA (y)	$(83)	$(23)

Rockies Natural Gas Business
Three Months Ended March 31, 2015
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
Net earnings	$38
Depreciation and amortization expense	24
EBITDA (y)	$62
Throughput deficiency receivable (h)	13
Adjusted EBITDA (y)	$75

TESORO CORPORATION
RECONCILIATION OF AMOUNTS PROJECTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months	Year Ended
	Ended June 30,	December 31,
Reconciliation of Projected Net Earnings to Projected EBITDA	2015	2015
Projected net earnings	$381	$1,086
Depreciation and amortization expense	178	716
Income tax expense	186	560
Interest and financing costs, net	55	238
Projected EBITDA (y)	$800	$2,600

TESORO CORPORATION
NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions except per share amounts)

	Three Months Ended March 31,
	2015	2014
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$145	$79
Special Items, After-tax: (z)
Inventory valuation adjustment (a)	(25)	—
Throughput deficiency receivable (h)	4	—
Debt redemption charges (d)	—	19
Gain on sale of Boise Terminal (c)	—	(1)
Adjusted Earnings (aa)	$124	$97

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$1.15	$0.59
Special Items Per Share, After-tax: (z)
Inventory valuation adjustment (a)	(0.20)	—
Throughput deficiency receivable (h)	0.03	—
Debt redemption charges (d)	—	0.14
Gain on sale of Boise Terminal (c)	—	(0.01)
Adjusted Diluted EPS (aa)	$0.98	$0.72
________________________

(z)
For the purpose of reconciling net earnings, special items have been adjusted pre-tax to reflect our limited and general partner interests in TLLP including amounts attributable to our incentive distribution rights.

(aa)
We present net earnings from continuing operations adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share from continuing operations adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings from continuing operations and diluted earnings per share from continuing operations is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.